Exhibit 17(d)

(BULL LOGO)
Merrill Lynch Investment Managers


www.mlim.ml.com


Merrill Lynch
International Value Fund
Of Mercury Funds II


Semi-Annual Report
December 31, 2003



This report is not authorized for use as an offer of sale or a solicitation of an offer to buy shares of the Fund unless accompanied or preceded by the Fund's current prospectus. Past performance results shown in this report should not be considered a representation of future performance. Investment return and principal value of shares will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Statements and other information herein are as dated and are subject to change.

Investment in foreign securities involves special risks including fluctuating foreign exchange rates, foreign government regulations, differing degrees of liquidity and the possibility of substantial volatility due to adverse political, economic or other developments.

A description of the policies and procedures that the Fund uses to determine how to vote proxies relating to portfolio securities is available (1) without charge, upon request, by calling toll-free 1-800-MER-FUND (1-800-637-3863); (2) on www.mutualfunds.ml.com; and
(3) on the Commission's website at http://www.sec.gov.



Merrill Lynch International Value Fund
of Mercury Funds II
Box 9011
Princeton, NJ
08543-9011



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Merrill Lynch International Value Fund


Portfolio Information As of December 31, 2003




                                        Percent of
Ten Largest Equity Holdings             Net Assets

TotalFinaElf SA                             3.3%
BNP Paribas SA                              3.2
Shell Transport & Trading Company           3.0
Royal Bank of Scotland Group PLC            2.8
Santos Limited                              2.4
Credit Suisse Group                         2.4
Asahi Breweries Limited                     2.4
Telecom Italia SpA                          2.4
Barclays PLC                                2.3
Intesa BCI SpA                              2.3



                                        Percent of
Five Largest Industries*                Net Assets

Commercial Banks                           15.4%
Oil & Gas                                  12.0
Automobiles                                 6.9
Pharmaceuticals                             5.6
Insurance                                   4.7

*For Fund compliance purposes, "Industries" means any one or more of the industry sub-classifications used by one or more widely recognized market indexes or ratings group indexes, and/or as defined by Fund management. This definition may not apply for purposes of this report, which may combine such industry sub-classifications for reporting ease.



MERRILL LYNCH INTERNATIONAL VALUE FUND, DECEMBER 31, 2003



A Letter From the President


Dear Shareholder

In my 35 years in the asset management business, 2003 was among the more memorable. The year, which opened with global economic uncertainty and a dismal continuation of a three-year equity market slump, vigorously reversed course in the months that followed. To be sure, 2003 came in like a lamb and went out like a lion. Or, some might suggest, the year started as a bear and ended as a bull.

Notably, the U.S. stock market exceeded the expectations of even the optimistic investor, with the S&P 500 Index and the Nasdaq posting respective 12-month returns of +28.68% and +50.01% as of December 31, 2003. Notwithstanding the impressive results, several foreign stock markets eclipsed the U.S. market returns in dollar terms. Overall, the Morgan Stanley Capital International (MSCI) World Index, which measures the performance of equity markets in 23 developed countries worldwide, returned +33.11% over the past 12 months. Several emerging markets also fared particularly well, with Thailand's equity market up 139% and Brazil's up 131% for the year, as measured by MSCI.

As we begin a new year, it is heartening to note that a global economic expansion appears to be underway. In 2003, the U.S. economy benefited from stimulative monetary and fiscal policy, improving corporate profits and tightening credit spreads. Gross domestic product (GDP) growth rallied from a dismal 1.4% in the first quarter of the year to an extraordinary 8.2% in the third quarter. In Europe, the central bank initiated a more active monetary policy in an effort to rouse economic growth. The economies of several Asian countries experienced strong growth in 2003. China, in particular, is expected to grow at an annualized rate of 8% for 2003-2004. Encouragingly, Japan, the world's second-largest economy, finally appeared to be emerging from a long period of deflation. Elsewhere, Latin America benefited from a combination of declining global risk and relative political stability. It has been a long road for equity investors, but coming into 2004, the events and efforts of 2003 leave us with stronger economies around the world.

In closing, I wish to share one final note regarding the look of our shareholder communications. Our portfolio manager commentaries have been trimmed and organized in such a way that you can get the information you need at a glance, in plain language. Today's markets can be confusing. We want to help you put it all in perspective. The report's new size also allows us certain mailing efficiencies. Any cost savings in production or postage are passed on to the Fund and, ultimately, to Fund shareholders.

We thank you for trusting Merrill Lynch Investment Managers with your investment assets, and we look forward to serving you in the New Year and beyond.


Sincerely,



(Terry K. Glenn)
Terry K. Glenn
President and Trustee



MERRILL LYNCH INTERNATIONAL VALUE FUND, DECEMBER 31, 2003



A Discussion With Your Fund's Portfolio Manager


The Fund provided strong absolute and relative returns for the period, with favorable stock selection having the greatest positive impact on results.


How did the Fund perform during the period in light of the existing market conditions?

For the six-month period ended December 31, 2003, Merrill Lynch International Value Fund's Class A, Class B, Class C, Class I and Class R Shares had total returns of +27.23%, +26.77%, +26.72%, +27.39% and +27.22%, respectively. (Fund results shown do not reflect sales charges and would be lower if sales charges were included. Complete performance information can be found on pages
6 - 8 of this report to shareholders.) This compared to returns of +26.59% for the unmanaged benchmark Morgan Stanley Capital International Europe, Australasia, Far East (MSCI EAFE) Index and +29.82% for the unmanaged MSCI EAFE Value Index for the same period. Fund performance exceeded the +23.93% average return of the Lipper International Funds category for the same six-month period. (Funds in this Lipper category invest in securities with primary trading markets outside the United States.)

The year 2003 began with a three-month bear market trend followed by a nine-month equity market rally that was led by lower-quality issues with little earnings. The type of value stocks that we consider for our shareholders--those with some earnings, cash flow and dividends--generally were laggards during this rally. The principal driver of Fund performance in 2003 as a whole was stock selection, whereas sector and geographic allocation added little value. Two of our positions, Germany's DePfa Bank PLC and Dutch employment agency Vedior NV, returned more than 100% in local currency terms during the year. Currency strength meant that these returns were significantly enhanced when translated into U.S. dollar terms. These remarkable returns point to the extent of the extreme market conditions during the year.

The Fund's strong relative and absolute performance during the six-month period also is attributed to stock selection, which was particularly favorable in the Netherlands, France and Japan. Our holdings in Netherlands-based Vedior, Japanese computer games company Namco Ltd. and brewer Asahi Breweries Limited, and French metals company Pechiney SA were the top contributors to performance for the period. Stocks that disappointed included French car company PSA Peugeot Citroen, Anglo-Dutch oil company Shell Transport & Trading Company, British engineering company Smiths Industries PLC and Allied Irish Banks PLC.

Also contributing positively to performance in the six-month period were our overweight positions in economically cyclical sectors, such as energy, materials, commercial services and diversified financials. At the same time, maintaining underweightings in highly rated sectors, such as technology hardware and media, had a modest positive effect on performance.


What changes were made to the portfolio during the period?

In 2003, we made several considerable changes to the portfolio. As many of the stocks we owned reached our price target, we sold those holdings and invested the proceeds in new positions. Overall, the portfolio's turnover for the year was higher than normal, again pointing to the extreme market environment. Having said that, our strategy of concentrating on attractive companies with low valuations and a mild tilt toward economic recovery remained constant during the six-month period.

The main transactions during the six months were all the result of bottom-up stock picking, based on our assessment of whether the stocks were trading at bargain prices. Major additions to the portfolio included mobile phone operator Vodafone Group PLC, consumer electricals retailer Kesa Electricals PLC, insurer Mitsui Sumitomo Insurance Company, Limited, car manufacturer Toyota Motor Corporation, and French bank Credit Agricole SA. All were added on the grounds of attractive valuations. In contrast, our positions in drug giant GlaxoSmithKline PLC, U.K. bank Barclays PLC, electronics manufacturer Motion Engineering Inc., German bank DePfa and Dutch financial conglomerate Fortis were all trimmed as valuations reached levels that were no longer appealing.



MERRILL LYNCH INTERNATIONAL VALUE FUND, DECEMBER 31, 2003



How would you characterize the portfolio's position at the close of the period?

The portfolio maintained its position in inexpensive stocks, with a bias toward a continuation of global economic recovery. At December 31, 2003, we were overweight relative to the benchmark in the more economically sensitive sectors, such as materials, energy and automotive, and underweight in telecommunication services, pharmaceuticals and capital goods.

We expect global earnings to continue their rise in 2004, although perhaps at a slower pace than in 2003. As nominal gross domestic product accelerates, the key driver of earnings growth is likely to shift from margin enhancement through cost cutting to top-line growth. Our analysis shows that earnings are still cyclically depressed and are likely to rise as capacity utilization increases.

The earnings seasons in the United States, Europe and Japan have provided further reason for encouragement. Not only have earnings exceeded market expectations in all three regions, but earnings guidance is beginning to improve. In 2003, earnings expectations were upgraded dramatically from the depressed levels at the start of the year, when fear and depression gripped the markets. While we believe further upgrades are probable, the pace of earnings momentum is not likely to be sustained. The initial spectacular rebound in reported earnings was supported by the virtual cessation of write-offs, while market expectations for 2004 are already very positive. As a result, some slowdown in the pace of earnings growth is inevitable in 2004.

While the recent equity market rally has taken absolute valuations back above their long-run averages, valuations remain close to their historic means and are not yet sending a strong signal. Equities still appear attractively valued relative to real government bond yields, whether on an equity risk premium or implied earnings growth basis. Nevertheless, the compelling valuation case that appeared early in the year has largely disappeared. In the United States, the gap has closed, while in Europe, particularly the United Kingdom, equities still possess attractive long-term return potential relative to bonds. Global valuations have converged significantly, with all major large cap markets trading within a relatively narrow price/earnings ratio range.

Asian valuations remained attractive as of period end. The Japanese market, in our opinion, is bifurcated. We believe the blue chip stocks are still attractive, while the valuations of many low-quality stocks appear excessive. In our view, improving economic performance both in the United States and internationally will result in higher stock market values ahead.


James A. Macmillan
Vice President and Portfolio Manager


January 9, 2004



MERRILL LYNCH INTERNATIONAL VALUE FUND, DECEMBER 31, 2003



Performance Data


About Fund Performance


Investors are able to purchase shares of the Fund through multiple pricing alternatives:

* Class A Shares incur a maximum initial sales charge of 5.25% and an account maintenance fee of 0.25% (but no distribution fee).

* Class B Shares are subject to a maximum contingent deferred sales charge of 4% if redeemed during the first two years, decreasing to 3% for each of the next two years and decreasing 1% each year thereafter to 0% after the sixth year. In addition, Class B Shares are subject to a distribution fee of 0.75% and an account maintenance fee of 0.25%. These Shares automatically convert to Class A Shares after approximately eight years.

* Class C Shares are subject to a distribution fee of 0.75% and an account maintenance fee of 0.25%. In addition, Class C Shares may be subject to a 1% contingent deferred sales charge if redeemed within one year after purchase.

* Class I Shares incur a maximum initial sales charge of 5.25% and bear no ongoing distribution and account maintenance fees. Class I Shares are available only to eligible investors.

* Class R Shares do not incur a maximum sales charge (front-end load) or deferred sales charge. These shares are subject to a distribution fee of 0.25% and an account maintenance fee of 0.25%.Class R Shares are available only to certain retirement plans.

None of the past results shown should be considered a representation of future performance. Current performance may be lower or higher than the performance data quoted. Refer to www.mlim.ml.com to obtain more current performance information. Performance results do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares. Figures shown in each of the following tables assume reinvestment of all dividends and capital gains distributions at net asset value on the ex-dividend date. Investment return and principal value of shares will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Dividends paid to each class of shares will vary because of the different levels of account maintenance, distribution and transfer agency fees applicable to the classes, which are deducted from the income available to be paid to shareholders. The Fund's investment adviser voluntarily paid annual operating expenses in excess of 1.0% of average Class I net assets until 3/1/99, when it removed/discontinued capping expenses. Without such expense cap, the Fund's Class I performance would have been lower.



MERRILL LYNCH INTERNATIONAL VALUE FUND, DECEMBER 31, 2003



Performance Data (continued)


Average Annual Total Return


                                   % Return Without   % Return With
                                     Sales Charge     Sales Charge**
Class A Shares*

One Year Ended 12/31/03                 +38.06%          +30.81%
Inception (06/02/99) through
12/31/03                                + 3.83           + 2.62

*Maximum sales charge is 5.25%.

**Assuming maximum sales charge.



                                   % Return Without   % Return With
                                     Sales Charge     Sales Charge**
Class B Shares*

One Year Ended 12/31/03                 +37.07%          +33.07%
Inception (10/06/00) through
12/31/03                               +  1.66          +  0.88

*Maximum contingent deferred sales charge is 4% and is reduced to 0% after six years.

**Assuming payment of applicable contingent deferred sales charge.



                                   % Return Without   % Return With
                                     Sales Charge     Sales Charge**
Class C Shares*

One Year Ended 12/31/03                 +37.10%          +36.10%
Inception (10/06/00) through
12/31/03                                + 1.64           + 1.64

*Maximum contingent deferred sales charge is 1% and is reduced to 0% after one year.

**Assuming payment of applicable contingent deferred sales charge.



                                   % Return Without   % Return With
                                     Sales Charge     Sales Charge**
Class I Shares*

One Year Ended 12/31/03                 +38.45%          +31.18%
Five Years Ended 12/31/03               + 5.39           + 4.26
Ten Years Ended 12/31/03                + 7.20           + 6.62

*Maximum sales charge is 5.25%.

**Assuming maximum sales charge.



Aggregate Total Return


                                                         % Return
Class R Shares

Inception (1/03/03) through 12/31/03                     +36.23%



MERRILL LYNCH INTERNATIONAL VALUE FUND, DECEMBER 31, 2003



Performance Data (concluded)

Recent Performance Results

                                                                                       10-Year/
                                                  6-Month          12-Month        Since Inception
As of December 31, 2003                         Total Return     Total Return        Total Return
ML International Value Fund--Class A Shares*       +27.23%          +38.06%            + 18.80%
ML International Value Fund--Class B Shares*       +26.77           +37.07             +  5.48
ML International Value Fund--Class C Shares*       +26.72           +37.10             +  5.41
ML International Value Fund--Class I Shares*       +27.39           +38.45             +100.43
ML International Value Fund--Class R Shares*       +27.22             --               + 36.23
MSCI EAFE Index**                                  +26.59           +38.59    +54.81/-1.32/-10.79/+35.98

*Investment results shown do not reflect sales charges. Results shown would be lower if a sales charge were included. Total investment returns are based on changes in the Fund's net asset values for the periods shown, and assume reinvestment of all dividends and capital gains at net asset value on the ex-dividend date. The Fund's 10-year/since inception periods are for 10 years for Class I Shares, from 6/02/99 for Class A Shares, from 10/06/00 for Class B & Class C Shares, and from 1/03/03 for Class R Shares.

**An unmanaged Index measures the total returns of developed foreign stock markets in Europe, Australasia and the Far East (in U.S.
dollars). Ten-year/since inception total returns are for 10 years, from 6/02/99, from 10/06/00 and from 1/03/03, respectively.


MERRILL LYNCH INTERNATIONAL VALUE FUND, DECEMBER 31, 2003


Schedule of Investments
                                                                                                    Value        Percent of
Country      Industry+++        Shares Held   Common Stocks                                   (in U.S. dollars)  Net Assets
Australia    Commercial Banks       711,000   Australia and New Zealand Banking Group Ltd.       $     9,471,229       1.5%

             Oil & Gas            2,918,000   Santos Limited                                          15,104,157       2.4

                                              Total Common Stocks in Australia                        24,575,386       3.9


France       Automobiles            193,129   PSA Peugeot Citroen                                      9,841,576       1.6

             Commercial Banks       318,794   BNP Paribas SA                                          20,073,381       3.2
                                    374,896   Credit Agricole S.A.                                     8,951,529       1.4
                                                                                                 ---------------     ------
                                                                                                      29,024,910       4.6

             Commercial Services    141,335   Societe BIC SA                                           6,531,922       1.0
             & Supplies

             Construction            80,843   Societe Generale d'Entreprises SA                        6,694,420       1.1
             & Engineering

             Construction           126,648   Lafarge SA (Ordinary)                                   11,278,175       1.8
             Materials

             Hotels, Restaurants    294,732   Accor SA                                                13,346,197       2.1
             & Leisure

             Metals & Mining        385,175   Arcelor                                                  6,714,319       1.1

             Multi-Utilities &      351,270   Suez SA                                                  7,058,179       1.1
             Unregulated Power

             Oil & Gas              111,078   TotalFinaElf SA                                         20,651,963       3.3

                                              Total Common Stocks in France                          111,141,661      17.7


Germany      Airlines               475,377   Deutsche Lufthansa AG (Registered Shares)                7,944,926       1.3

             Automobiles            120,246   Volkswagen AG                                            6,696,335       1.1

             Chemicals              324,674   Bayer AG                                                 9,509,234       1.5
                                    157,067   Linde AG                                                 8,459,577       1.3
                                                                                                 ---------------     ------
                                                                                                      17,968,811       2.8

             Electric Utilities     215,688   E.On AG                                                 14,076,290       2.2

             Textiles, Apparel       98,917   Adidas-Salomon AG                                       11,266,642       1.8
             & Luxury Goods

                                              Total Common Stocks in Germany                          57,953,004       9.2


Hong Kong    Media                4,155,000   South China Morning Post Holdings Ltd.                   1,833,025       0.3

                                              Total Common Stocks in Hong Kong                         1,833,025       0.3


Ireland      Commercial Banks       758,137   Allied Irish Banks PLC                                  12,144,712       1.9

                                              Total Common Stocks in Ireland                          12,144,712       1.9


Italy        Commercial Banks     3,720,637   Intesa BCI SpA                                          14,548,386       2.3

             Construction           654,994   Buzzi Unicem SpA                                         7,718,972       1.2
             Materials

             Diversified          5,022,991 ++Telecom Italia SpA                                      14,889,019       2.4
             Telecommunication
             Services

             Oil & Gas              732,666   ENI SpA                                                 13,825,264       2.2

                                              Total Common Stocks in Italy                            50,981,641       8.1


MERRILL LYNCH INTERNATIONAL VALUE FUND, DECEMBER 31, 2003


Schedule of Investments (continued)
                                                                                                    Value        Percent of
Country      Industry+++        Shares Held   Common Stocks                                   (in U.S. dollars)  Net Assets
Japan        Automobiles            305,000   Honda Motor Co., Ltd.                              $    13,546,701       2.2%
                                    375,000   Toyota Motor Corporation                                12,666,791       2.0
                                                                                                 ---------------     ------
                                                                                                      26,213,492       4.2

             Beverages            1,647,000   Asahi Breweries Limited                                 15,014,640       2.4

             Consumer Finance       234,000   Promise Co., Ltd.                                       10,196,697       1.6
                                    220,000   Sanyo Shinpan Finance Co., Ltd.                          7,287,487       1.2
                                                                                                 ---------------     ------
                                                                                                      17,484,184       2.8

             Diversified                600   Nippon Telegraph & Telephone Corporation (NTT)           2,894,467       0.5
             Telecommunication
             Services

             Insurance            1,587,000   Mitsui Sumitomo Insurance Company, Limited              13,031,259       2.1

             Machinery            1,077,000   Amada Co., Ltd.                                          5,607,595       0.9

             Oil & Gas              879,000   Showa Shell Sekiyu K.K.                                  7,143,874       1.1

             Pharmaceuticals        202,000   Takeda Chemical Industries, Ltd.                         8,010,637       1.3
                                    250,000   Yamanouchi Pharmaceutical Co., Ltd.                      7,768,032       1.2
                                                                                                 ---------------     ------
                                                                                                      15,778,669       2.5

             Software               299,000   Namco Ltd.                                               8,286,181       1.3

             Wireless                 1,500   NTT DoCoMo, Inc.                                         3,401,138       0.5
             Telecommunication
             Services

                                              Total Common Stocks in Japan                           114,855,499      18.3


Netherlands  Chemicals              191,442   Akzo Nobel NV                                            7,389,150       1.2

             Commercial Services    488,378 ++Buhrmann NV                                              4,256,670       0.7
             & Supplies             585,048   Vedior NV 'A'                                            9,150,588       1.4
                                                                                                 ---------------     ------
                                                                                                      13,407,258       2.1

             Diversified            550,739   ING Groep NV                                            12,844,540       2.0
             Financial Services

             Food & Staples       1,127,999 ++Koninklijke Ahold NV                                     8,593,725       1.4
             Retailing

             Household Durables     296,300   Koninklijke (Royal) Philips Electronics NV               8,652,039       1.4

             Media                  519,392   Wolters Kluwer NV 'A'                                    8,123,679       1.3

                                              Total Common Stocks in the Netherlands                  59,010,391       9.4


New Zealand  Diversified            358,816   Telecom Corporation of New Zealand Limited               1,265,068       0.2
             Telecommunication
             Services

                                              Total Common Stocks in New Zealand                       1,265,068       0.2


Singapore    Air Freight &        5,459,000   Singapore Post Limited                                   2,234,002       0.3
             Logistics

                                              Total Common Stocks in Singapore                         2,234,002       0.3


Spain        Tobacco                219,058   Altadis                                                  6,216,951       1.0

                                              Total Common Stocks in Spain                             6,216,951       1.0


MERRILL LYNCH INTERNATIONAL VALUE FUND, DECEMBER 31, 2003


Schedule of Investments (continued)
                                                                                                    Value        Percent of
Country      Industry+++        Shares Held   Common Stocks                                   (in U.S. dollars)  Net Assets
Switzerland  Capital Markets        411,595   Credit Suisse Group                                $    15,059,368       2.4%

             Construction           203,484   Holcim Ltd. (Registered Shares)                          9,476,999       1.5
             Materials

             Electrical           1,215,966 ++ABB Ltd.                                                 6,164,631       1.0
             Equipment

             Insurance               42,564 ++Swiss Life Holding                                       7,812,434       1.2

             Pharmaceuticals        214,367   Novartis AG (Registered Shares)                          9,732,530       1.6

                                              Total Common Stocks in Switzerland                      48,245,962       7.7


United       Commercial Banks     1,654,546   Barclays PLC                                            14,757,605       2.3
Kingdom                             593,105   Royal Bank of Scotland Group PLC                        17,476,367       2.8
                                                                                                 ---------------     ------
                                                                                                      32,233,972       5.1

             Food & Staples       1,426,331   J Sainsbury PLC                                          7,985,597       1.3
             Retailing

             Food Products          875,454   Unilever PLC                                             8,161,169       1.3

             Industrial             654,890   Smiths Industries PLC                                    7,749,248       1.2
             Conglomerates

             Insurance              971,185   AVIVA PLC                                                8,523,330       1.4

             Oil & Gas            2,574,730   Shell Transport & Trading Company                       19,151,044       3.0

             Pharmaceuticals        403,154   GlaxoSmithKline PLC                                      9,237,845       1.5

             Specialty Retail     2,259,000   Kesa Electricals PLC                                    10,403,066       1.6

             Transportation       1,069,190   BAA PLC                                                  9,498,284       1.5
             Infrastructure

             Wireless             4,026,552   Vodafone Group PLC                                       9,983,270       1.6
             Telecommunication
             Services

                                              Total Common Stocks in the United Kingdom              122,926,825      19.5

                                              Total Common Stocks (Cost--$464,888,780)               613,384,127      97.5


                                              Preferred Stocks
Germany      Household Products     125,358   Henkel KGaA                                              9,803,464       1.6

                                              Total Preferred Stocks (Cost--$8,275,233)                9,803,464       1.6


                                Face Amount   Fixed Income Securities
Switzerland  Insurance         CHF  697,000   Swiss Life Cayman Finance Ltd.,
                                              1% due 12/30/2004 (Convertible)                            590,907       0.1

                                              Total Fixed Income Securities (Cost--$554,693)             590,907       0.1


                                              Short-Term Securities
             Time Deposits     US$5,447,418   Brown Brothers, 0.35% due 1/02/2004                      5,447,418       0.8


MERRILL LYNCH INTERNATIONAL VALUE FUND, DECEMBER 31, 2003


Schedule of Investments (concluded)

                       Beneficial Interest/                                                         Value        Percent of
                                Shares Held   Short-Term Securities                           (in U.S. dollars)  Net Assets
                             US$ 25,834,324   Merrill Lynch Liquidity Series, LLC                $    25,834,324       4.1%
                                              Money Market Series (a)(b)
                                  8,611,441   Merrill Lynch Premier Institutional Fund  (a)(b)         8,611,441       1.4
                                                                                                 ---------------     ------
                                                                                                      34,445,765       5.5

                                              Total Short-Term Investments
                                              (Cost--$39,893,183)                                     39,893,183       6.3

             Total Investments (Cost--$513,611,889)                                                  663,671,681     105.5
             Liabilities in Excess of Other Assets                                                  (34,723,181)      (5.5)
                                                                                                 ---------------     ------
             Net Assets                                                                          $   628,948,500     100.0%
                                                                                                 ===============     ======

++Non-income producing security.

+++For Fund compliance purposes, "Industry" means any one or more of the industry sub-classifications used by one or more widely recognized market indexes or ratings group indexes, and/or as defined by Fund management. This definition may not apply for purposes of this report, which may combine such industry sub-classifications for reporting ease.

(a)Investments in companies considered to be an affiliate of the Fund (such companies are defined as "Affiliated Companies" in Section 2(a)(3) of the Investment Company Act of 1940) are as follows:

                                                   Interest/
                                       Net          Dividend
Affiliate                            Activity        Income

Merrill Lynch Liquidity Series,
   LLC Money Market Series       $(13,055,662)      $ 56,944
Merrill Lynch Premier
   Institutional Fund             (17,315,216)      $ 27,683


(b)Security was purchased with the cash proceeds from securities loans.

See Notes to Financial Statements.


MERRILL LYNCH INTERNATIONAL VALUE FUND, DECEMBER 31, 2003


Statement of Assets and Liabilities

As of December 31, 2003
Assets

               Investments, at value (including securities loaned of $32,815,373)
               (identified cost--$513,611,889)                                                              $   663,671,681
               Cash                                                                                                   1,919
               Receivables:
                  Dividends                                                               $     1,649,481
                  Securities sold                                                               1,622,854
                  Capital shares sold                                                           1,033,809
                  Securities lending--net                                                           7,447
                  Interest                                                                            244         4,313,835
                                                                                          ---------------
               Prepaid registration fees                                                                             61,688
                                                                                                            ---------------
               Total assets                                                                                     668,049,123
                                                                                                            ---------------

Liabilities

               Collateral on securities loaned, at value                                                         34,445,765
               Payables:
                  Capital shares redeemed                                                       2,323,355
                  Securities purchased                                                          1,239,776
                  Custodian bank                                                                  563,576
                  Other affiliates                                                                357,037
                  Investment adviser                                                               63,282
                  Distributor                                                                      26,510
                  Organization costs                                                                7,122         4,580,658
                                                                                          ---------------
               Accrued expenses                                                                                      74,200
                                                                                                            ---------------
               Total liabilities                                                                                 39,100,623
                                                                                                            ---------------

Net Assets

               Net assets                                                                                   $   628,948,500
                                                                                                            ===============

Net Assets Consist of

               Paid-in capital                                                                              $   563,088,829
               Accumulated distributions in excess of investment income--net              $   (4,992,751)
               Accumulated realized capital losses on investments and foreign
               currency transactions--net                                                    (79,445,322)
               Unrealized appreciation on investments and foreign currency
               transactions--net                                                              150,297,744
                                                                                          ---------------
               Total accumulated earnings--net                                                                   65,859,671
                                                                                                            ---------------
               Net Assets                                                                                   $   628,948,500
                                                                                                            ===============

Net Asset Value

               Class A--Based on net assets of $47,687,786 and 2,133,504 shares outstanding++               $         22.35
                                                                                                            ===============
               Class B--Based on net assets of $10,953,845 and 493,087 shares outstanding++                 $         22.21
                                                                                                            ===============
               Class C--Based on net assets of $8,760,865 and 396,904 shares outstanding++                  $         22.07
                                                                                                            ===============
               Class I--Based on net assets of $560,380,708 and 25,034,493 shares outstanding++             $         22.38
                                                                                                            ===============
               Class R--Based on net assets of $1,165,296 and 52,265 shares outstanding++                   $         22.30
                                                                                                            ===============

++Unlimited shares of no par value authorized.

See Notes to Financial Statements.


MERRILL LYNCH INTERNATIONAL VALUE FUND, DECEMBER 31, 2003


Statement of Operations

For the Six Months Ended December 31, 2003
Investment Income

               Dividends (net of $242,271 foreign withholding tax)                                          $     4,222,802
               Securities lending--net                                                                               84,627
               Interest                                                                                              19,621
                                                                                                            ---------------
               Total income                                                                                       4,327,050
                                                                                                            ---------------

Expenses

               Investment advisory fees                                                   $     2,130,127
               Transfer agent fees--Class I                                                       509,615
               Accounting services                                                                119,037
               Custodian fees                                                                      77,628
               Account maintenance fees--Class A                                                   62,684
               Transfer agent fees--Class A                                                        50,440
               Registration fees                                                                   46,524
               Printing and shareholder reports                                                    41,368
               Account maintenance and distribution fees--Class B                                  38,053
               Account maintenance and distribution fees--Class C                                  25,147
               Professional fees                                                                   23,091
               Trustees' fees and expenses                                                         13,407
               Transfer agent fees--Class B                                                         8,449
               Pricing fees                                                                         8,070
               Transfer agent fees--Class C                                                         5,976
               Account maintenance and distribution fees--Class R                                     711
               Transfer agent fees--Class R                                                           284
               Other                                                                               14,955
                                                                                          ---------------
               Total expenses                                                                                     3,175,566
                                                                                                            ---------------
               Investment Income--net                                                                             1,151,484
                                                                                                            ---------------

Realized & Unrealized Gain (Loss) on Investments & Foreign Currency Transactions--Net

               Realized gain from:
                  Investments--net                                                             11,076,010
                  Foreign currency transactions--net                                               40,277        11,116,287
                                                                                          ---------------
               Change in unrealized appreciation on:
                  Investments--net                                                            128,865,510
                  Foreign currency transactions--net                                             (36,615)       128,828,895
                                                                                          ---------------   ---------------
               Total realized and unrealized gain from investments and foreign currency
               transactions--net                                                                                139,945,182
                                                                                                            ---------------
               Net Increase in Net Assets Resulting from Operations                                         $   141,096,666
                                                                                                            ===============

See Notes to Financial Statements.


MERRILL LYNCH INTERNATIONAL VALUE FUND, DECEMBER 31, 2003


Statements of Changes in Net Assets
                                                                                             For the Six          For the
                                                                                             Months Ended        Year Ended
                                                                                             December 31,         June 30,
Increase (Decrease) in Net Assets:                                                               2003               2003
Operations

               Investment income--net                                                     $     1,151,484   $     9,422,107
               Realized gain (loss) on investments and foreign currency
               transactions--net                                                               11,116,287      (79,904,041)
               Change in unrealized appreciation on investments and foreign currency
               transactions--net                                                              128,828,895         9,981,036
                                                                                          ---------------   ---------------
               Net increase (decrease) in net assets resulting from operations                141,096,666      (60,480,898)
                                                                                          ---------------   ---------------

Dividends & Distributions to Shareholders

               Investment income--net:
                  Class A                                                                     (1,333,430)                --
                  Class B                                                                       (125,031)                --
                  Class C                                                                        (66,820)                --
                  Class I                                                                    (12,804,694)       (1,343,641)
                  Class R                                                                         (6,149)                --
                                                                                          ---------------   ---------------
               Net decrease in net assets resulting from dividends to shareholders           (14,336,124)       (1,343,641)
                                                                                          ---------------   ---------------

Capital Share Transactions

               Decrease in net assets derived from net capital share transactions            (18,293,303)      (59,101,229)

Net Assets

               Total increase (decrease) in net assets                                        108,467,239     (120,925,768)
               Beginning of period                                                            520,481,261       641,407,029
                                                                                          ---------------   ---------------
               End of period*                                                             $   628,948,500   $   520,481,261
                                                                                          ===============   ===============
                  *Undistributed (distributions in excess of) investment income--net      $   (4,992,751)   $     8,191,889
                                                                                          ===============   ===============

See Notes to Financial Statements.


MERRILL LYNCH INTERNATIONAL VALUE FUND, DECEMBER 31, 2003


Financial Highlights
                                                                                         Class A
The following per share data and ratios have been derived     For the Six
from information provided in the financial statements.        Months Ended
                                                              December 31,           For the Year Ended June 30,
Increase (Decrease) in Net Asset Value:                           2003       2003         2002        2001++        2000++
Per Share Operating Performance

               Net asset value, beginning of period          $    17.98   $    20.55   $    22.89   $    27.27   $    25.72
                                                             ----------   ----------   ----------   ----------   ----------
               Investment income--net                           .04++++      .39++++      .23++++          .31          .39
               Realized and unrealized gain (loss)
               on investments and foreign currency
               transactions--net                                   4.78       (2.96)        (.70)       (2.41)         3.41
                                                             ----------   ----------   ----------   ----------   ----------
               Total from investment operations                    4.82       (2.57)        (.47)       (2.10)         3.80
                                                             ----------   ----------   ----------   ----------   ----------
               Less dividends and distributions:
                  Investments income--net                         (.45)           --        (.70)        (.47)        (.74)
                  Realized gain on investments--net                  --           --       (1.17)       (1.81)       (1.51)
                                                             ----------   ----------   ----------   ----------   ----------
               Total dividends and distributions                  (.45)           --       (1.87)       (2.28)       (2.25)
                                                             ----------   ----------   ----------   ----------   ----------
               Net asset value, end of period                $    22.35   $    17.98   $    20.55   $    22.89   $    27.27
                                                             ==========   ==========   ==========   ==========   ==========

Total Investment Return**

               Based on net asset value per share             27.23%+++     (12.55%)      (1.42%)      (8.00%)       15.36%
                                                             ==========   ==========   ==========   ==========   ==========

Ratios to Average Net Assets

               Expenses                                          1.32%*        1.32%        1.38%        1.31%        1.31%
                                                             ==========   ==========   ==========   ==========   ==========
               Investment income--net                             .46%*        2.30%        1.19%        2.05%        1.37%
                                                             ==========   ==========   ==========   ==========   ==========

Supplemental Data

               Net assets, end of period (in thousands)      $   47,688   $   49,395   $   97,769   $   52,110   $    4,920
                                                             ==========   ==========   ==========   ==========   ==========
               Portfolio turnover                                   41%          89%          45%          26%          50%
                                                             ==========   ==========   ==========   ==========   ==========

*Annualized.

**Total investment returns exclude the effects of sales charges.

++Prior to October 6, 2000, Class A Shares were redesignated as
Distributor Class Shares.

++++Based on average shares outstanding.

+++Aggregate total investment return.

See Notes to Financial Statements.


MERRILL LYNCH INTERNATIONAL VALUE FUND, DECEMBER 31, 2003


Financial Highlights (continued)
                                                                                           Class B
The following per share data and ratios have been derived           For the Six                               For the Period
from information provided in the financial statements.              Months Ended                              Oct. 6, 2000++
                                                                    December 31,  For the Year Ended June 30,   to June 30,
Increase (Decrease) in Net Asset Value:                                 2003            2003          2002           2001
Per Share Operating Performance

               Net asset value, beginning of period                   $    17.84     $    20.57    $    23.09    $    25.65
                                                                      ----------     ----------    ----------    ----------
               Investment income (loss)--net                           (.07)++++        .29++++       .10++++           .39
               Realized and unrealized gain (loss) on investments
               and foreign currency transactions--net                       4.78         (3.02)         (.71)         (.82)
                                                                      ----------     ----------    ----------    ----------
               Total from investment operations                             4.71         (2.73)         (.61)         (.43)
                                                                      ----------     ----------    ----------    ----------
               Less dividends and distributions:
                  Investment income--net                                   (.34)             --         (.74)         (.32)
                  Realized gain on investments--net                           --             --        (1.17)        (1.81)
                                                                      ----------     ----------    ----------    ----------
               Total dividends and distributions                           (.34)             --        (1.91)        (2.13)
                                                                      ----------     ----------    ----------    ----------
               Net asset value, end of period                         $    22.21     $    17.84    $    20.57    $    23.09
                                                                      ==========     ==========    ==========    ==========

Total Investment Return**

               Based on net asset value per share                      26.77%+++       (13.27%)       (2.10%)    (2.01%)+++
                                                                      ==========     ==========    ==========    ==========

Ratios to Average Net Assets

               Expenses                                                   2.09%*          2.06%         2.12%        2.18%*
                                                                      ==========     ==========    ==========    ==========
               Investment income (loss)--net                             (.67%)*          1.74%          .48%        1.49%*
                                                                      ==========     ==========    ==========    ==========

Supplemental Data

               Net assets, end of period (in thousands)               $   10,954     $    5,343    $    2,064    $    1,016
                                                                      ==========     ==========    ==========    ==========
               Portfolio turnover                                            41%            89%           45%           26%
                                                                      ==========     ==========    ==========    ==========

*Annualized.

**Total investment returns exclude the effects of sales charges.

++Commencement of operations.

++++Based on average shares outstanding.

+++Aggregate total investment return.

See Notes to Financial Statements.


MERRILL LYNCH INTERNATIONAL VALUE FUND, DECEMBER 31, 2003


Financial Highlights (continued)
                                                                                           Class C
The following per share data and ratios have been derived           For the Six                               For the Period
from information provided in the financial statements.              Months Ended                              Oct. 6, 2000++
                                                                    December 31,  For the Year Ended June 30,   to June 30,
Increase (Decrease) in Net Asset Value:                                 2003            2003          2002           2001
Per Share Operating Performance

               Net asset value, beginning of period                   $    17.70     $    20.39    $    22.91    $    25.65
                                                                      ----------     ----------    ----------    ----------
               Investment income (loss)--net                           (.08)++++        .17++++       .09++++           .60
               Realized and unrealized gain (loss) on investments
               and foreign currency transactions--net                       4.76         (2.86)         (.70)        (1.05)
                                                                      ----------     ----------    ----------    ----------
               Total from investment operations                             4.68         (2.69)         (.61)         (.45)
                                                                      ----------     ----------    ----------    ----------
               Less dividends and distributions:
                  Investment income--net                                   (.31)             --         (.74)         (.48)
                  Realized gain on investments--net                           --             --        (1.17)        (1.81)
                                                                      ----------     ----------    ----------    ----------
               Total dividends and distributions                           (.31)             --        (1.91)        (2.29)
                                                                      ----------     ----------    ----------    ----------
               Net asset value, end of period                         $    22.07     $    17.70    $    20.39    $    22.91
                                                                      ==========     ==========    ==========    ==========

Total Investment Return**

               Based on net asset value per share                      26.72%+++       (13.19%)       (2.10%)    (2.11%)+++
                                                                      ==========     ==========    ==========    ==========

Ratios to Average Net Assets

               Expenses                                                   2.10%*          2.07%         2.06%        1.70%*
                                                                      ==========     ==========    ==========    ==========
               Investment income (loss)--net                             (.79%)*          1.02%          .47%        1.76%*
                                                                      ==========     ==========    ==========    ==========

Supplemental Data

               Net assets, end of period (in thousands)               $    8,761     $    2,672    $    2,285    $      762
                                                                      ==========     ==========    ==========    ==========
               Portfolio turnover                                            41%            89%           45%           26%
                                                                      ==========     ==========    ==========    ==========

*Annualized.

**Total investment returns exclude the effects of sales charges.

++Commencement of operations.

++++Based on average shares outstanding.

+++Aggregate total investment return.

See Notes to Financial Statements.


MERRILL LYNCH INTERNATIONAL VALUE FUND, DECEMBER 31, 2003


Financial Highlights (continued)
                                                                                         Class I
The following per share data and ratios have been derived     For the Six
from information provided in the financial statements.        Months Ended
                                                              December 31,           For the Year Ended June 30,
Increase (Decrease) in Net Asset Value:                           2003       2003         2002        2001++        2000++
Per Share Operating Performance

               Net asset value, beginning of period          $    18.03   $    20.63   $    22.97   $    27.33   $    25.73
                                                             ----------   ----------   ----------   ----------   ----------
               Investment income--net                           .04++++      .30++++      .29++++          .48          .43
               Realized and unrealized gain (loss)
               on investments and foreign currency
               transactions--net                                   4.82       (2.85)        (.70)       (2.53)         3.43
                                                             ----------   ----------   ----------   ----------   ----------
               Total from investment operations                    4.86       (2.55)        (.41)       (2.05)         3.86
                                                             ----------   ----------   ----------   ----------   ----------
               Less dividends and distributions:
                  Investment income--net                          (.51)        (.05)        (.76)        (.50)        (.76)
                  Realized gain on investments--net                  --           --       (1.17)       (1.81)       (1.50)
                                                             ----------   ----------   ----------   ----------   ----------
               Total dividends and distributions                  (.51)        (.05)       (1.93)       (2.31)       (2.26)
                                                             ----------   ----------   ----------   ----------   ----------
               Net asset value, end of period                $    22.38   $    18.03   $    20.63   $    22.97   $    27.33
                                                             ==========   ==========   ==========   ==========   ==========

Total Investment Return**

               Based on net asset value per share             27.39%+++     (12.38%)      (1.14%)      (7.79%)       15.60%
                                                             ==========   ==========   ==========   ==========   ==========

Ratios to Average Net Assets

               Expenses                                          1.07%*        1.07%        1.14%        1.06%        1.06%
                                                             ==========   ==========   ==========   ==========   ==========
               Investment income--net                             .43%*        1.78%        1.42%        1.78%        1.62%
                                                             ==========   ==========   ==========   ==========   ==========

Supplemental Data

               Net assets, end of period (in thousands)      $  560,381   $  463,071   $  617,289   $1,024,993   $1,393,910
                                                             ==========   ==========   ==========   ==========   ==========
               Portfolio turnover                                   41%          89%          45%          26%          50%
                                                             ==========   ==========   ==========   ==========   ==========

*Annualized.

**Total investment returns exclude the effects of sales charges.

++Prior to October 6, 2000, Class I Shares were redesignated as
Investor Class Shares.

++++Based on average shares outstanding.

+++Aggregate total investment return.

See Notes to Financial Statements.


MERRILL LYNCH INTERNATIONAL VALUE FUND, DECEMBER 31, 2003


Financial Highlights (concluded)
                                                                                                     Class R

                                                                                           For the Six      For the Period
The following per share data and ratios have been derived                                  Months Ended   January 3, 2003++
from information provided in the financial statements.                                     December 31,      to June 30,
Increase (Decrease) in Net Asset Value:                                                        2003              2003
Per Share Operating Performance

               Net asset value, beginning of period                                        $      17.98        $      16.79
                                                                                           ------------        ------------
               Investment income (loss)--net***                                                   (.09)                 .32
               Realized and unrealized gain on investments and foreign currency
               transactions--net                                                                   4.90                 .87
                                                                                           ------------        ------------
               Total from investment operations                                                    4.81                1.19
                                                                                           ------------        ------------
               Less dividends from investment income--net                                         (.49)                  --
                                                                                           ------------        ------------
               Net asset value, end of period                                              $      22.30        $      17.98
                                                                                           ============        ============

Total Investment Return**

               Based on net asset value per share                                             27.22%+++            7.09%+++
                                                                                           ============        ============

Ratios to Average Net Assets

               Expenses                                                                          1.57%*              1.55%*
                                                                                           ============        ============
               Investment income (loss)--net                                                    (.84%)*              3.04%*
                                                                                           ============        ============

Supplemental Data

               Net assets, end of period (in thousands)                                    $      1,165        $    --+++++
                                                                                           ============        ============
               Portfolio turnover                                                                   41%                 89%
                                                                                           ============        ============

*Annualized.

**Total investment returns exclude the effects of sales charges.

***Based on average shares outstanding.

++Commencement of operations.

+++Aggregate total investment return.

+++++Amount is less than $1,000.

See Notes to Financial Statements.


MERRILL LYNCH INTERNATIONAL VALUE FUND, DECEMBER 31, 2003



Notes to Financial Statements


1. Significant Accounting Policies:
Merrill Lynch International Value Fund (the "Fund") is a fund of Mercury Funds II (the "Trust"). The Trust is registered under the Investment Company Act of 1940, as amended, as a diversified, open-end management investment company, which is organized as a Massachusetts business trust. The Fund's financial statements are prepared in conformity with accounting principles generally accepted in the United States of America, which may require the use of management accruals and estimates. These unaudited financial statements reflect all adjustments, which are, in the opinion of management, necessary to a fair statement of the results for the interim period presented. All such adjustments are of a normal, recurring nature. The Fund offers multiple classes of shares. Class A and Class I Shares are sold with a front-end sales charge. Class B and Class C Shares may be subject to a contingent deferred sales charge. Class R Shares are sold only to certain retirement plans. All classes of shares have identical voting, dividend, liquidation and other rights and the same terms and conditions, except that Class A, Class B, Class C and Class R Shares bear certain expenses related to the account maintenance of such shares, and Class B, Class C and Class R Shares also bear certain expenses related to the distribution of such shares. Each class has exclusive voting rights with respect to matters relating to its account maintenance and distribution expenditures (except that Class B Shares have certain voting rights with respect to Class A distribution expenditures). Income, expenses (other than expenses attributable to a specific class) and realized and unrealized gains and losses on investments and foreign currency transactions are allocated daily to each class based on its relative net assets. The following is a summary of significant accounting policies followed by the Fund.

(a) Valuation of investments--Equity securities that are held by the Fund that are traded on stock exchanges or the Nasdaq National Market are valued at the last sale price or official close price on the exchange, as of the close of business on the day the securities are being valued or, lacking any sales, at the last available bid price for long positions, and at the last available ask price for short positions. In cases where equity securities are traded on more than one exchange, the securities are valued on the exchange designated as the primary market by or under the authority of the Board of Trustees of the Trust. Long positions traded in the over-the-counter ("OTC") market, Nasdaq Small Cap or Bulletin Board are valued at the last available bid price or yield equivalent obtained from one or more dealers or pricing services approved by the Board of Trustees of the Trust. Short positions traded in the OTC market are valued at the last available ask price. Portfolio securities that are traded both in the OTC market and on a stock exchange are valued according to the broadest and most representative market.

Options written are valued at the last sale price in the case of exchange-traded options or, in the case of options traded in the OTC market, the last ask price. Options purchased are valued at their last sale price in the case of exchange-traded options or, in the case of options traded in the OTC market, the last bid price. Swap agreements are valued daily based upon quotations from market makers. Financial futures contracts and options thereon, which are traded on exchanges, are valued at their last sale price as of the close of such exchanges. Obligations with remaining maturities of 60 days or less are valued at amortized cost unless the Investment Adviser believes that this method no longer produces fair valuations.

Repurchase agreements are valued at cost plus accrued interest. The Fund employs pricing services to provide certain securities prices for the Fund. Securities and assets for which market quotations are not readily available are valued at fair value as determined in good faith by or under the direction of the Board of Trustees of the Trust, including valuations furnished by the pricing services retained by the Fund, which may use a matrix system for valuations. The procedures of a pricing service and its valuations are reviewed by the officers of the Trust under the general supervision of the Trust's Board of Trustees. Such valuations and procedures will be reviewed periodically by the Board of Trustees of the Trust.

Generally, trading in foreign securities, as well as U.S. government securities and money market instruments, is substantially completed each day at various times prior to the close of business on the New York Stock Exchange ("NYSE"). The values of such securities used in computing the net asset value of the Fund's shares are determined as of such times. Foreign currency exchange rates also are generally determined prior to the close of business on the NYSE. Occasionally, events affecting the values of such securities and such exchange rates may occur between the times at which they are determined and the close of business on the NYSE that may not be reflected in the computation of the Fund's net asset value. If events (for example, a company announcement, market volatility or a natural disaster) occur during such periods that are expected to materially affect the value of such securities, those securities may be valued at their fair value as determined in good faith by the Trust's Board of Trustees or by the Investment Adviser using a pricing service and/or procedures approved by the Trust's Board of Trustees.



MERRILL LYNCH INTERNATIONAL VALUE FUND, DECEMBER 31, 2003



Notes to Financial Statements (continued)


(b) Derivative financial instruments--The Fund may engage in various portfolio investment strategies both to increase the return of the Fund and to hedge, or protect, its exposure to interest rate movements and movements in the securities markets. Losses may arise due to changes in the value of the contract or if the counterparty does not perform under the contract.

* Forward foreign exchange contracts--The Fund may enter into forward foreign exchange contracts as a hedge against either specific transactions or portfolio positions. The contract is marked-to-market daily and the change in market value is recorded by the Fund as an unrealized gain or loss. When the contract is closed, the Fund records a realized gain or loss equal to the difference between the value at the time it was opened and the value at the time it was closed.

(c) Foreign currency transactions--Transactions denominated in foreign currencies are recorded at the exchange rate prevailing when recognized. Assets and liabilities denominated in foreign currencies are valued at the exchange rate at the end of the period. Foreign currency transactions are the result of settling (realized) or valuing (unrealized) assets or liabilities expressed in foreign currencies into U.S. dollars. Realized and unrealized gains or losses from investments include the effects of foreign exchange rates on investments.

(d) Income taxes--It is the Fund's policy to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute substantially all of its taxable income to its shareholders. Therefore, no Federal income tax provision is required. Under the applicable foreign tax law, withholding taxes may be imposed on interest, dividends and capital gains at various rates.

(e) Security transactions and investment income--Security transactions are recorded on the dates the transactions are entered into (the trade dates). Realized gains and losses on security transactions are determined on the identified cost basis. Dividend income is recorded on the ex-dividend dates. Dividends from foreign securities where the ex-dividend date may have passed are subsequently recorded when the Fund has determined the ex-dividend date. Interest income is recognized on the accrual basis.

(f) Prepaid registration fees--Prepaid registration fees are charged to expense as the related shares are issued.

(g) Dividends and distributions--Dividends and distributions paid by the Fund are recorded on the ex-dividend dates.

(h) Expenses--Common expenses incurred by the Trust are allocated among the funds based upon: (i) relative net assets; (ii) as incurred on a specific identification basis; or (iii) evenly among the funds, depending on the nature of the expenditure.

(i) Securities lending--The Fund may lend securities to financial institutions that provide cash or securities issued or guaranteed by the U.S. government as collateral, which will be maintained at all times in an amount equal to at least 100% of the current market value of the loaned securities. The market value of the loaned securities is determined at the close of business of the Fund and any additional required collateral is delivered to the Fund on the next business day. Where the Fund receives securities as collateral for the loaned securities, it collects a fee from the borrower. The Fund typically receives the income on the loaned securities but does not receive the income on the collateral. Where the Fund receives cash collateral, it may invest such collateral and retain the amount earned on such investment, net of any amount rebated to the borrower. Loans of securities are terminable at any time and the borrower, after notice, is required to return borrowed securities within five business days. The Fund may pay reasonable finder's, lending agent, administrative and custodial fees in connection with its loans. In the event that the borrower defaults on its obligation to return borrowed securities because of insolvency or for any other reason, the Fund could experience delays and costs in gaining access to the collateral. The Fund also could suffer a loss where the value of the collateral falls below the market value of the borrowed securities, in the event of borrower default or in the event of losses on investments made with cash collateral.



MERRILL LYNCH INTERNATIONAL VALUE FUND, DECEMBER 31, 2003



Notes to Financial Statements (continued)


(j) Custodian bank--The Fund recorded an amount payable to the custodian bank which resulted from a failed foreign exchange contract.


2. Investment Advisory Agreement and Transactions with Affiliates:
The Trust has entered into an Investment Advisory Agreement for the Fund with Fund Asset Management L.P. ("FAM"). The general partner of FAM is Princeton Services, Inc. ("PSI"), an indirect, wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("ML & Co."), which is the limited partner. FAM is responsible for the management of the Fund's investments and provides the necessary personnel, facilities, equipment and certain other services necessary to the operations of the Fund. For such services, the Fund pays a monthly fee at an annual rate of .75% of the average daily value of the Fund's net assets.

FAM has entered into Sub-Advisory agreements for the Fund with Merrill Lynch Investment Managers International Limited and Merrill Lynch Asset Management U.K. Limited ("MLAM U.K."), affiliated investment advisers that are indirect subsidiaries of ML & Co.
The Sub-Advisory arrangements are for investment research, recommendations and other investment-related services to be provided to the Fund. There is no increase in aggregate fees paid by the Fund for these services.

The Trust on behalf of the Fund has also entered into a Distribution Agreement and Distribution Plans with FAM Distributors, Inc. ("FAMD" or the "Distributor"), an indirect, wholly-owned subsidiary of Merrill Lynch Group, Inc. Pursuant to the Distribution Plans adopted by the Fund in accordance with Rule 12b-1 under the Investment Company Act of 1940, the Fund pays the Distributor on-going account maintenance and distribution fees. The fees are accrued daily and paid monthly at the annual rates based upon the average daily net assets of the shares as follows:


                                  Account
                              Maintenance       Distribution
                                      Fee                Fee

Class A                              .25%                 --
Class B                              .25%               .75%
Class C                              .25%               .75%
Class R                              .25%               .25%


Pursuant to a sub-agreement with the Distributor, selected dealers also provide account maintenance and distribution services to the Fund. The ongoing account maintenance fee compensates the Distributor and selected dealers for providing account maintenance services to Class A, Class B, Class C and Class R shareholders. The ongoing distribution fee compensates the Distributor and selected dealers for providing shareholder and distribution-related services to Class B, Class C and Class R shareholders.

For the six months ended December 31, 2003, FAMD earned underwriting discounts and direct commissions and Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), a subsidiary of ML & Co., earned dealer concessions on sales of the Fund's Class A and Class I Shares as follows:


                                     FAMD             MLPF&S

Class A                            $1,497            $13,355
Class I                            $   59            $   525


For the six months ended December 31, 2003, MLPF&S received contingent deferred sales charges of $836 and $363 relating to transactions in Class B and Class C shares, respectively.

In addition, MLPF&S received $10,582 in commissions on the execution of portfolio security transactions for the Fund for the six months ended December 31, 2003.

Financial Data Services, Inc. ("FDS"), a wholly-owned subsidiary of ML & Co., is the Fund's transfer agent.

The Fund has received an exemptive order from the Securities and Exchange Commission permitting it to lend portfolio securities to MLPF&S or its affiliates. Pursuant to that order, the Fund also has retained Merrill Lynch Investment Managers, LLC ("MLIM, LLC"), an affiliate of FAM, as the securities lending agent for a fee based on a share of the returns on investment of cash collateral. MLIM, LLC may, on behalf of the Fund, invest cash collateral received by the Fund for such loans, among other things, in a private investment company managed by MLIM, LLC or in registered money market funds advised by FAM or its affiliates. As of December 31, 2003, the Fund lent securities with a value of $2,356,958 to MLPF&S or its affiliates. For the six months ended December 31, 2003, MLIM, LLC received $33,446 in securities lending agent fees.



MERRILL LYNCH INTERNATIONAL VALUE FUND, DECEMBER 31, 2003



Notes to Financial Statements (continued)


Certain officers and/or trustees of the Trust are officers and/or directors of FAM, PSI, MLAM U.K., FAMD, FDS, and/or ML & Co.

Certain authorized agents of the Fund charge a fee for accounting and shareholder services that they provide to the Fund on behalf of certain shareholders; the portion of this fee paid by the Fund is included within Transfer agent fees in the Statement of Operations.

For the six months ended December 31, 2003, the Fund reimbursed FAM $5,936 for certain accounting services.


3. Investments:
Purchases and sales of investments, excluding short-term securities, for the six months ended December 31, 2003 were $229,816,231 and $261,227,055, respectively.

Net realized gains for the six months ended December 31, 2003 and net unrealized gains as of December 31, 2003 were as follows:


                                        Realized         Unrealized
                                           Gains              Gains

Long-term investments             $   11,076,010     $  150,059,792
Foreign currency transactions             40,277            237,952
                                  --------------     --------------
Total                             $   11,116,287     $  150,297,744
                                  ==============     ==============


As of December 31, 2003, net unrealized appreciation for Federal income tax purposes aggregated $124,076,194, of which $145,493,743 related to appreciated securities and $21,417,549 related to depreciated securities. At December 31, 2003, the aggregate cost of investments for Federal income tax purposes was $539,595,487.


4. Capital Share Transactions:
Net decrease in net assets derived from capital share transactions was $18,293,303 and $59,101,229 for the six months ended December
31, 2003 and for the year ended June 30, 2003, respectively.

Transactions in capital shares for each class were as follows:


Class A Shares for the
Six Months Ended                                             Dollar
December 31, 2003                         Shares             Amount

Shares sold                            8,361,549    $   154,989,176
Automatic conversion of shares                67              1,351
Shares issued to shareholders
   in reinvestment of dividends           57,445          1,097,605
                                  --------------    ---------------
Total issued                           8,419,061        156,088,132
Shares redeemed                      (9,033,333)      (169,682,733)
                                  --------------    ---------------
Net decrease                           (614,272)    $  (13,594,601)
                                  ==============    ===============



Class A Shares for the Year                                  Dollar
Ended June 30, 2003                       Shares             Amount

Shares sold                           50,175,623    $   826,346,971
Shares redeemed                     (48,389,657)      (805,874,151)
                                  --------------    ---------------
Net increase                           1,785,966    $    20,472,820
                                  ==============    ===============



Class B Shares for the
Six Months Ended                                             Dollar
December 31, 2003                         Shares             Amount

Shares sold                              415,021    $     8,031,850
Shares issued to shareholders
   in reinvestmentof dividends             6,323            119,861
                                  --------------    ---------------
Total issued                             421,344          8,151,711
Automatic conversion of shares              (67)            (1,351)
Shares redeemed                        (227,627)        (4,315,231)
                                  --------------    ---------------
Net increase                             193,650    $     3,835,129
                                  ==============    ===============



Class B Shares for the Year                                  Dollar
Ended June 30, 2003                       Shares             Amount

Shares sold                              250,163    $     4,117,534
Shares redeemed                         (51,072)          (838,821)
                                  --------------    ---------------
Net increase                             199,091    $     3,278,713
                                  ==============    ===============



Class C Shares for the
Six Months Ended                                             Dollar
December 31, 2003                         Shares             Amount

Shares sold                              385,921    $     7,483,556
Shares issued to shareholders
   in reinvestmentof dividends             3,249             62,793
                                  --------------    ---------------
Total issued                             389,170          7,546,349
Shares redeemed                        (143,260)        (2,760,665)
                                  --------------    ---------------
Net increase                             245,910    $     4,785,684
                                  ==============    ===============



MERRILL LYNCH INTERNATIONAL VALUE FUND, DECEMBER 31, 2003



Notes to Financial Statements (concluded)


Class C Shares for the Year                                  Dollar
Ended June 30, 2003                       Shares             Amount

Shares sold                            1,292,556    $    21,275,561
Shares redeemed                      (1,253,624)       (20,927,952)
                                  --------------    ---------------
Net increase                              38,932    $       347,609
                                  ==============    ===============



Class I Shares for the
Six Months Ended                                             Dollar
December 31, 2003                         Shares             Amount

Shares sold                           14,730,154    $   279,341,159
Shares issued to shareholders
   in reinvestment of dividends          629,110         12,134,608
                                  --------------    ---------------
Total issued                          15,359,264        291,475,767
Shares redeemed                     (16,010,374)      (305,865,314)
                                  --------------    ---------------
Net decrease                           (651,110)    $  (14,389,547)
                                  ==============    ===============



Class I Shares for the Year                                  Dollar
Ended June 30, 2003                       Shares             Amount

Shares sold                           85,706,445    $ 1,421,840,060
Share issued to shareholders
   in reinvestmentof dividends            72,331          1,308,467
                                  --------------    ---------------
Total issued                          85,778,776      1,423,148,527
Shares redeemed                     (90,020,609)    (1,506,348,998)
                                  --------------    ---------------
Net decrease                         (4,241,833)    $  (83,200,471)
                                  ==============    ===============



Class R Shares for the
Six Months Ended                                             Dollar
December 31, 2003                         Shares             Amount

Shares sold                               58,026    $     1,194,884
Shares issued to shareholders
   in reinvestment of dividends              288              6,142
                                  --------------    ---------------
Total issued                              58,314          1,201,026
Shares redeemed                          (6,055)          (130,994)
                                  --------------    ---------------
Net increase                              52,259    $     1,070,032
                                  ==============    ===============



Class R Shares for the
Period January 3, 2003++ to                                  Dollar
June 30, 2003                             Shares             Amount

Shares sold                                 5.95    $           100
                                  --------------    ---------------
Net increase                                5.95    $           100
                                  ==============    ===============

++Commencement of operations.


5. Short-Term Borrowings:
The Trust, along with certain other funds managed by FAM and its affiliates, is a party to a $500,000,000 credit agreement with Bank One, N.A. and certain other lenders. The Fund may borrow under the credit agreement to fund shareholder redemptions and for other lawful purposes other than for leverage. The Fund may borrow up to the maximum amount allowable under the Fund's current prospectus and statement of additional information, subject to various other legal, regulatory or contractual limits. The Fund pays a commitment fee of ..09% per annum based on the Fund's pro rata share of the unused portion of the credit agreement. Amounts borrowed under the credit agreement bear interest at a rate equal to, at each fund's election, the Federal Funds rate plus .50% or a base rate as determined by Bank One, N.A. On November 28, 2003, the credit agreement was renewed for one year under the same terms. The Fund did not borrow under the credit agreement during the six months ended December 31, 2003.


6. Capital Loss Carryforward:
On June 30, 2003, the Fund had a net capital loss carryforward of $33,409,373, all of which expires in 2011. This amount will be available to offset like amounts of any future taxable gains.


7. Commitments:
At December 31, 2003, the Fund had entered into foreign exchange contracts, under which it had agreed to purchase and sell various foreign currencies with approximate values of $1,243,000 and $1,626,000, respectively.



MERRILL LYNCH INTERNATIONAL VALUE FUND, DECEMBER 31, 2003



Officers and Trustees


Terry K. Glenn, President and Trustee
James H. Bodurtha, Trustee
Joe Grills, Trustee
Herbert I. London, Trustee
Andre F. Perold, Trustee
Roberta Cooper Ramo, Trustee
Robert S. Salomon, Jr., Trustee
Stephen B. Swensrud, Trustee
Robert C. Doll, Jr., Senior Vice President
James A. Macmillan, Vice President and Portfolio Manager
Donald C. Burke, Vice President and Treasurer
Phillip S. Gillespie, Secretary



Custodian
Brown Brothers Harriman & Co.
40 Water Street
Boston, MA 02109-3661




Transfer Agent
Financial Data Services, Inc.
4800 Deer Lake Drive East
Jacksonville, FL 32246-6484
800-637-3863



MERRILL LYNCH INTERNATIONAL VALUE FUND, DECEMBER 31, 2003



Electronic Delivery


The Fund offers electronic delivery of communications to its shareholders. In order to receive this service, you must register your account and provide us with e-mail information.
To sign up for this service, simply access this website http://www.icsdelivery.com/live and follow the instructions.
When you visit this site, you will obtain a personal identification number (PIN). You will need this PIN should you wish to update your e-mail address, choose to discontinue this service and/or make any other changes to the service. This service is not available for certain retirement accounts at this time.



MERRILL LYNCH INTERNATIONAL VALUE FUND, DECEMBER 31, 2003



Item 2 - Code of Ethics - Not Applicable to this semi-annual report

Item 3 - Audit Committee Financial Expert - Not Applicable to this semi-annual report

Item 4 - Principal Accountant Fees and Services - Not Applicable to this semi-annual report

Item 5 - Audit Committee of Listed Registrants - Not Applicable

Item 6 - Reserved

Item 7 - Disclosure of Proxy Voting Policies and Procedures for
Closed-End Management Investment Companies - Not Applicable

Item 8 - Reserved

Item 9 - Controls and Procedures

9(a) - The registrant's certifying officers have reasonably designed such disclosure controls and procedures to ensure material information relating to the registrant is made known to us by others particularly during the period in which this report is being prepared. The registrant's certifying officers have determined that the registrant's disclosure controls and procedures are effective based on our evaluation of these controls and procedures as of a date within 90 days prior to the filing date of this report.

9(b) - There were no significant changes in the registrant's internal controls or in other factors that could significantly affect these controls subsequent to the date of their evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Item 10 - Exhibits attached hereto

10(a) - Not Applicable

10(b) - Attached hereto


Pursuant to the requirements of the Securities Exchange Act of 1934 and the Investment Company Act of 1940, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


Merrill Lynch International Value Fund of Mercury Funds II


By:    _/s/ Terry K. Glenn_______
       Terry K. Glenn,
       President of
       Merrill Lynch International Value Fund of Mercury Funds II


Date: February 23, 2004


Pursuant to the requirements of the Securities Exchange Act of 1934 and the Investment Company Act of 1940, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


By:    _/s/ Terry K. Glenn________
       Terry K. Glenn,
       President of
       Merrill Lynch International Value Fund of Mercury Funds II


Date: February 23, 2004


By:    _/s/ Donald C. Burke________
       Donald C. Burke,
       Chief Financial Officer of
       Merrill Lynch International Value Fund of Mercury Funds II


Date: February 23, 2004